ChinaCast Education Reports Strong
Fourth Quarter and Full Year 2010 Financial Results

Full Year 2010 Highlights:
•	Total revenues increased 53% to $77.9 million
•	Adjusted net income (non-GAAP) increased 43% to $27.1 million
•	Adjusted diluted EPS (non-GAAP) of $0.56
•	Adjusted EBITDA (non-GAAP) increased 42% to $41.7 million

Beijing, March 16, 2011 -- ChinaCast Education Corporation (the “Company” or “ChinaCast”) (Nasdaq GS:CAST), a leading for-profit, post-secondary and e-learning services provider in China, today announced its financial results for the fourth quarter ended December 31, 2010.

•	Full Year 2010 Highlights1:
o	Total revenues increased 53% to $77.9 million
o	Gross profit increased 28% to $37.4 million; Gross profit margin was 48%
o	Net income decreased 20% to $10.9 million; Net income margin was 14%
o	Diluted EPS of $0.22
o	Before a one-time, non-cash impairment charge of $9.1 million
▪	Net income increased 47% to $19.9 million; Net income margin was 26%
▪	Diluted EPS of $0.41
o	Adjusted net income (non-GAAP) increased 43% to $27.1 million; Adjusted net income (non-GAAP) margin was 35%
o	Adjusted diluted EPS of $0.56
o	Adjusted EBITDA (non-GAAP) increased 42% to $41.7 million; Adjusted EBITDA margin (non-GAAP) was 54%
o	Cash, cash equivalents and term deposits was $143.7 million
o	Total equity was $278.1 million

•	Fourth Quarter 2010 Highlights:
o	Total revenues increased 56% to $25.7 million
o	Gross profit increased 28% to $10.2 million; Gross profit margin was 40%
o	Net income decreased 279% to ($5.1) million
o	Diluted EPS of ($0.10)
o	Before a one-time, non-cash impairment charge of $9.1 million
▪	Net income increased 42% to $4.0 million; Net income margin was 16%
▪	Diluted EPS of $0.08
o	Adjusted net income (non-GAAP) increased 31% to $6.1 million; Adjusted net income (non-GAAP) margin was 23.5%
o	Adjusted diluted EPS (non-GAAP) of $0.12
o	Adjusted EBITDA (non-GAAP) increased 29% to $10.2 million; Adjusted EBITDA margin (non-GAAP) was 40%

 “I am pleased to report another successful year of robust growth while achieving key strategic objectives which we believe pave a clear path for future growth,” commented Ron Chan, Chairman and Chief Executive Officer.  “First and foremost, we acquired our third accredited university, Hubei Industrial University Business College (“HIUBC”), bringing our total university enrollment to over 32,000 students and adding degree programs in computer engineering, industrial design and law to our curriculum. This expands our geographic presence to central China and further solidifies our position as a leading nationwide operator of accredited universities in China. We also launched our international degree programs by signing inaugural partnerships with two renowned U.S. universities, Seton Hall and The University of North Carolina at Greensboro. These agreements cover both undergraduate and graduate degree programs and provide us with a conduit to capitalize on the burgeoning demand for international degree programs in China. Finally, we successfully commenced our e-learning joint venture with China University of Petroleum (“CUP”) which will further expand our vocational training business. We are leveraging our existing technology and infrastructure to quickly scale this high growth, high margin business. With private post-secondary education services expanding with the rise in consumer spending power, we believe ChinaCast Education is poised for long term earnings growth.”

1 See financial tables below and the GAAP to non-GAAP reconciliation attached to this press release.  The US dollar figures presented in this release are derived from the corresponding RMB figures from the Company’s Form 10-K for the period ended December 31, 2010, and are based on the historical exchange rate of US$1.0 = 6.8 RMB at December 31, 2009, and US$1.0 = 6.6 RMB at December 31, 2010.

Added Antonio Sena, Chief Financial Officer, “During the fourth quarter, we were able to achieve double-digit organic growth in our TUG business augmented by the acquisition of our third university, HIUBC.  We also decided to incur a one-time, non-cash impairment charge which related to a write-down of non-current receivables.

"Additionally, we are pleased to report a 170% increase in our operating cash flow to $53.7 million in 2010 from $19.9 million in 2009.  Our total cash balance as of year end 2010, is now $143.5 million, which places us in a strong position to capitalize on future acquisitions and/or share repurchase opportunities.  The educational market in China continues its strong growth, and we are optimistic about our prospects for continued strong financial growth in 2011."

Full Year 2010 Financial Results

ChinaCast is organized into two business segments, the Traditional University Group and the E-Learning Services Group.  The TUG offers fully-accredited bachelor and diploma degree programs to students from three universities in China:  the Foreign Trade and Business College (“FTBC”) campus in Chongqing, the Lijiang College (“LJC”) campus in Guilin and Hubei Industrial University Business College (“HIUBC”) in Wuhan.  The ELG encompasses the Company's E-learning education service businesses.

Total Revenues – Total revenues for the year increased 53% to $77.9 million from $51.0 million in 2009.  TUG revenue for the year increased 110% to $46.4 million from $22.1 million in 2009 primarily due to the acquisition of LJC and HIUBC.  ELG revenue for the year increased 9% to $31.5 million from $28.9 million in the 2009 primarily due to an increase in equipment sales.

Cost of Sales – Cost of sales for the year increased 88% to $40.5 million from $21.7 million in 2009 primarily due to the acquisition of LJC and HIUBC.

Gross Profit and Gross Margin – Gross profit for the year increased 28% to $37.4 million from $29.3 million in 2009.   Gross profit margin for the year was 48% compared to 57% in 2009 primarily due to the increase in percentage of total revenue attributed to the TUG business which has a lower gross margin than the ELG business and the increase in equipment sales.  The gross profit margin of the TUG business for the year was 27% compared to 29% in 2009.  The gross profit margin of the ELG business for the year was 79% compared to 78% in 2009.

Share Based Compensation – Share based compensation for the year decreased 50% to $1.2 million from $2.4 million in 2009.

Amortization of Acquired Intangible Assets – Amortization of acquired intangible assets for the year increased 97% to $6.0 million from $3.0 million in 2009 primarily due to the acquisition of LJC and HIUBC.

Operating Expenses –  Operating expenses for the year increased 107% to $21.0 million from $10.2 million in 2009 due to a one-time, non-cash impairment charge of $9.1 million against a non-current receivable. Before this impairment charge, operating expenses increased 17% to $11.9 million from $10.2 million in 2009 primarily due to an increase in administration expenses due to the acquisition of LJC and HIUBC but partially offset by a one-time gain of $1.4 million due to an adjustment in the purchase price of the acquisition of LJC.

Operating Income and Operating Income Margin – Operating income for the year decreased 14% to $16.4 million from $19.1 million in 2009 due to a one-time, non-cash impairment charge of $9.1 million against a non-current receivable. Before this impairment charge, operating income for the year increased 33% to $25.4 million from $19.1 million in 2009.  Operating income margin for the year was 21% compared to 38% in 2009 primarily due to the impairment charge and increase in percentage of total revenue attributed to the TUG business which has a lower operating income margin than the ELG business.  The operating income margin of the TUG business for the year was 22% compared to 27% in 2009 primarily due to the acquisition of LJC and HIUBC.  The operating income margin of the ELG business for the year was 48% compared to 56% in 2009 primarily due to the increase in equipment sales.

Income Taxes – Income taxes for the year increased 33% to $5.8 million from $4.4 million for the year 2009.

Net Income and Net Income Margin – Net income attributable to the Company for the year decreased to $10.9 million from $13.5 million in 2009 due to a one-time, non-cash impairment charge of $9.1 million. Net income margin 14% compared to 27% in 2009.  Before this impairment charge, net income increased 47% to $19.9 million from $13.5 million in 2009.

Diluted EPS - Diluted earnings per share for the year were $0.22 compared to $0.36 in 2009 due a one-time, non-cash impairment charge of $9.1 million.  The weighted average number of shares used in the computation was 48,767,142for the fourth quarter of 2010 and 37,167,694 for the fourth quarter of 2009.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share based compensation expenses, one-time, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) for the year increased 43% to $27.1 million from $19.0 million in 2009.  Adjusted net income margin excluding share based compensation expenses, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) for the year was 35% compared to 37% in 2009.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share based compensation expenses, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) for the year were $0.56 compared to $0.53.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA (non-GAAP) for the year increased 42% to $41.7 million from $29.4 million in 2009.  Adjusted EBITDA margin (non-GAAP) for the year was 54% compared to 58% in 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower adjusted EBITDA margin (non-GAAP) than the ELG business.

Cash and Bank Balances together with Term Deposits - Cash and bank balances together with term deposits was $143.7 million as of December 31, 2010.  Total equity was $278.1 million.

Fourth Quarter 2010 Financial Results

Total Revenues – Total revenues for the quarter increased 56% to $25.7 million from $16.5 million in the fourth quarter of 2009.  TUG revenue for the quarter increased 80% to $16.0 million from $8.9 million in the fourth quarter of 2009, primarily due to the acquisition of HIUBC in the third quarter of 2010.  TUG total student enrollment for the quarter increased 60% to approximately 32,700 from approximately 20,400 in the fourth quarter of 2009.  TUG average revenue per student for the quarter increased 12% to $489 per quarter compared to $436 per quarter in the fourth quarter of 2009.  ELG revenue for the quarter increased 28% to $9.7 million from $7.6 million in the fourth quarter of 2009 primarily due to equipment sales.  ELG total number of post-secondary students enrolled in courses using the Company’s distance learning platform in the quarter increased to 143,000 compared to 138,000 in the fourth quarter of 2009.  ELG total number of subscribing schools for K-12 distance learning services for the quarter remained stable year-over-year at 6,500.

Cost of Sales – Cost of sales for the quarter increased 83% to $15.6 million from $8.5 million in the fourth quarter of 2009 primarily due to the acquisition of HIUBC and ELG equipment sales.

Gross Profit and Gross Margin – Gross profit for the quarter increased 28% to $10.2 million from $8.0 million in the fourth quarter of 2009.   Gross profit margin for the quarter was 40% compared to 48% in the fourth quarter of 2009 primarily due to the increase in equipment sales and the increase in percentage of total revenue attributed to the TUG business which has a lower gross margin than the ELG business.  The gross profit margin of the TUG business for the quarter was 23% compared to 22% in the fourth quarter of 2009 primarily due to the acquisition of HIUBC.  The gross profit margin for the ELG business was 66% compared to 79% in the fourth quarter of 2009 primarily due to the increase in equipment sales.

Share Based Compensation – Share based compensation for the quarter decreased 60% to $0.2 million from $0.5 million in the fourth quarter of 2009.

Amortization of Acquired Intangible Assets – Amortization of acquired intangible assets for the quarter increased 44% to $1.9 million from $1.3 million in the fourth quarter of 2009 primarily due to the acquisition of HIUBC.

Operating Expenses –Operating expenses for the quarter increased 265% to $14.2 million compared to $3.9 million in 2009 due to one-time, non-cash impairment charge of US$9.1 million. Before the impairment charge, operating expenses increased 31% to $5.1 million from $3.9 million in the fourth quarter of 2009.

Operating Income and Operating Income Margin –Operating income loss for the quarter was $4.0 million compared to operating income of $4.1 million in the fourth quarter of 2009 due to a one-time,  non-cash impairment charge of $9.1 million. Before the impairment charge, operating income increased 24% to $5.1 million from $4.1 million in the fourth quarter of 2009.  The operating income margin of the TUG business for the quarter was 13% compared to 11% in the fourth quarter of 2009 primarily due to the acquisition of HIUBC.  The operating income margin of the ELG business for the quarter was 31% compared to 41% in the fourth quarter of 2009 primarily due to the increase in equipment sales.

Income Taxes – Income taxes for the quarter increased 28% to $1.7 million from $1.3 million in the fourth quarter of 2009.

Net Income and Net Income Margin – Net income attributable to the Company for the quarter decreased 279% to ($5.1) million from $2.8 million for the fourth quarter of 2009 due to a one-time, non-cash impairment charge of $9.1 million. Net income margin for the quarter was (19.7%) compared to 17% in the fourth quarter of 2009 to 16% this quarter.  Before the impairment charge, net income for the quarter increased 42% to $4.0 million from $2.8 million in the fourth quarter of 2009.

Diluted EPS - Diluted losses per share for the quarter were $0.10 compared to earnings of $0.07 in the fourth quarter of 2009..  The weighted average number of shares used in the computation was 50,521,366 for the fourth quarter of 2010 and 40,538,186 for the fourth quarter of 2009.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share based compensation, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) for the quarter increased 31% to $6.1 million from $4.6 million in the fourth quarter of 2009.  Adjusted net income margin (non-GAAP) for the quarter was 24% compared to 28% in the fourth quarter of 2009.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share based compensation expenses, non-cash impairment charges and amortization of acquired intangible assets (non-GAAP) for the quarter were $0.12 compared to $0.12 in the fourth quarter of 2009.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA (non-GAAP) for the quarter increased 29% to $10.2 million from $7.9 million in the fourth quarter of 2009.  Adjusted EBITDA margin (non-GAAP) for the quarter was 40% compared to 48% in the fourth quarter of 2009.

Financial Outlook for 2011

For the full year ending December 31, 2011, the Company provides the following guidance:

•	Total net revenue will be between $94 million to $96 million (a year-on-year increase of 21% to 23%)
•
Adjusted net income excluding share based compensation, amortization of intangibles, gain on disposal of property and equipment, and impairment expenses (non-GAAP) will be between $32 million to $34 million (a year-on-year increase of 18% to 25%)

•	Adjusted EBITDA excluding share based compensation (non-GAAP) will be between $50 million to $52 million (a year-on-year increase of 20% to 25%)

This is the Company’s current and preliminary view, which is subject to change.

Conference Call Information

ChinaCast’s management team will host an earnings conference call at 8:00 am ET, Thursday, March 17, 2011.  The dial-in details for the earnings conference call are as follows:

Earnings Call Telephone Numbers:
US/Canada Toll Free:  +877-303-9226
International:  +1-760-666-3566

A replay of the earnings conference call will be available at the following numbers:

Replay Telephone Numbers:
US/Canada Toll Free:  +1-800-642-1687
International:  +1-706-645-9291
Replay Pass Code:  48374657

The replay will be available starting at 10:00 am ET, Thursday, March 17, 2011, through 11:59 pm ET, Thursday, March 31, 2011.

Additionally, a live and archived version of the earnings call will be available at www.chinacasteducation.com. Please access the website approximately 10 minutes prior to the start time in order to download and install any necessary software.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-Learning services provider in China. The Company provides post-secondary degree and diploma programs through its three universities in China: The Foreign Trade and Business College of Chongqing Normal University, the Lijiang College of Guangxi Normal University and Hubei Industrial University Business College. These universities offer fully accredited, career-oriented bachelor's degree and diploma programs in business, economics, law, IT/computer engineering, hospitality and tourism management, advertising, language studies, art and music. The Company provides its e-Learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite/fiber broadband network. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses. The Company is listed on NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate'”, “estimate”, “expect”, “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income, adjusted net-income margin, adjusted EPS (basic and diluted), adjusted EBITDA and adjusted EBITDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results.”  These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.  The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Contact:

ChinaCast Education
Michael Santos, President-International
+1-202-361-3403
mjsantos@chinacasteducation.com

HC International
Ted Haberfield, Executive Vice President
+1-760-755-2716
thaberfield@hcinternational.net

CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)

	As of December 31,
	2009	2010	2010
	RMB	RMB	US$
Assets

Current assets:
Cash and cash equivalents	327,628	244,403	37,031
Term deposits	507,000	704,000	106,667
Accounts receivable, net of allowance for doubtful accounts of RMBnil and nill as of December 31, 2009 and 2010	53,828	59,420	9,003
Inventory	1,386	993	150
Prepaid expenses and other current assets	19,178	48,221	7,306
Amounts due from related parties	6,388	3,438	521
Deferred tax assets - current	1,010	2,972	450
Assets held for sale	34	-	-
Current portion of prepaid lease payments for land use right	3,246	3,986	604

Total current assets	919,698	1,067,433	161,732
Non-current deposits and prepayments	14,550	7,388	1,119
Property and equipment, net	516,938	763,926	115,746
Prepaid lease payments for land use rights - non-current	144,818	177,544	26,901
Acquired intangible assets, net	71,286	100,816	15,275
Long-term investments	3,101	3,000	455
Non-current advances to related party	99,727	-	-
Goodwill	503,771	774,083	117,285
Total assets	2,273,889	2,894,190	438,513

Liabilities and equity

Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB719 and RMB1,635 as of December 31, 2009 and December 31, 2010, respectively)	16,061	48,602	7,364
Accrued expenses and other current liabilities (including accrued expenses and other liabilities of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB16,740 and RMB17,502 as of December 31, 2009 and December 31, 2010, respectively)	214,316	279,973	42,420
Deferred revenues	156,645	262,824	39,822
Income taxes payable (including income taxes payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB2,293 and RMB4,844 as of December 31, 2009 and December 31, 2010, respectively)	68,731	99,461	15,070
Current portion of long-term bank borrowings(including current portion of long-term bank borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of December 31, 2009 and December 31, 2010)	104,400	170,000	25,758
Current portion of capital lease obligation (including current portion of capital lease obligation of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of December 31, 2009 and December 31, 2010)	1,323	-	-
Other borrowings(including other borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of December 31, 2009 and December 31, 2010)	200	1,500	227
Liabilities held for sale	1,315	-	-
Total current liabilities	562,991	862,360	130,661

CONSOLIDATED BALANCE SHEETS - continued
(In thousands, except share-related data)

	As of December 31,
	2009	2010	2010
	RMB	RMB	US$

Long-term bank borrowings(including long-term bank Borrowings of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of December 31, 2009 and December 31, 2010)	134,000	90,000	13,636
Deferred tax liabilities - non-current(including deferred tax liabilities – non-current of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of December 31, 2009 and December 31, 2010)	30,923	51,503	7,803
Unrecognized tax benefits - non-current (including unrecognized tax benefits of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB5,257 and RMB5,799 as of December 31, 2009 and December 31, 2010, respectively)	62,457	109,933	16,657
Total non-current liabilities	227,380	251,436	38,096
Total liabilities	790,371	1,113,796	168,757
Commitments and contingencies (Note 24)

Equity:
Ordinary shares (US$0.0001 par value; 100,000,000 shares authorized; 45,170,698 and 49,778,952 shares issued and outstanding in 2009 and 2010, respectively)	33	36	5
Additional paid-in capital	1,290,651	1,510,527	228,868
Statutory reserve	39,139	47,671	7,223
Accumulated other comprehensive loss	(6,055)	(3,194)	(484)
Retained earnings	136,583	199,862	30,282
Total ChinaCast Education Corporation shareholders' equity	1,460,351	1,754,902	265,894
Noncontrolling interest	23,167	25,492	3,862
Total equity	1,483,518	1,780,394	269,756
Total liabilities and equity	2,273,889	2,894,190	438,513

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPERHENSIVE INCOME
(In thousands, except share-related data)

	For the years ended December 31,
	2008	2009	2010	2010
	RMB	RMB	RMB	US$
Revenues:
Service	253,702	337,940	495,808	75,122
Equipment	28,912	8,607	18,203	2,758
	282,614	346,547	514,011	77,880
Cost of revenues:
Service	(97,730)	(139,046)	(249,440)	(37,794)
Equipment	(29,122)	(8,455)	(17,952)	(2,720)
	(126,852)	(147,501)	(267,392)	(40,514)
Gross profit	155,762	199,046	246,619	37,366

Operating (expenses) income:
Selling and marketing expenses (including share-based compensation of RMB1,626, RMB1,640 and RMB406 for 2008, 2009 and 2010, respectively)	(5,770)	(4,649)	(2,995)	(454)
General and administrative expenses (including share-based compensation of RMB14,225, RMB14,566 and RMB7,439 for 2008, 2009 and 2010, respectively)	(67,704)	(69,641)	(84,437)	(12,793)
Foreign exchange loss	(1,162)	(87)	(974)	(148)
Impairment loss of non-current advance	-	-	(59,842)	(9,067)
Management service fee	6,463	5,128	-	-
Change in fair value of contingent consideration	-	-	9,417	1,427
Other operating income	56	210	324	49
Total operating expenses, net	(68,117)	(69,039)	(138,507)	(20,986)
Income from operations	87,645	130,007	108,112	16,380
Impairment loss on cost method investment	(8,500)	(436)	-	-
Gain on disposal of cost method investment	-	-	2,123	322
Interest income	19,461	8,317	14,103	2,137
Interest expense	(2,575)	(7,988)	(13,679)	(2,073)

Income before provision for income taxes, earnings in equity investments	96,031	129,900	110,659	16,766
Provision for income taxes	(24,381)	(29,949)	(38,573)	(5,844)
Net income before earnings in equity investments	71,650	99,951	72,086	10,922
Earnings in equity investments	(441)	(1,687)	(101)	(15)
Income from continuing operations, net of tax	71,209	98,264	71,985	10,907
Discontinued operations
Loss from discontinued operations, net of taxes of RMBnil for 2008, 2009 and 2010	(21,025)	(74)	-	-

Gain on termination of discontinued operation, net of taxes of RMBnil for 2008, 2009 and 2010	-	1,228	1,280	194
Net (loss) income on discontinued operation	(21,025)	1,154	1,280	194
Net income	50,184	99,418	73,265	11,101
Less: Net income attributable to noncontrolling interest	(7,517)	(7,339)	(1,454)	(220)
Net income attributable to ChinaCast Education Corporation	42,667	92,079	71,811	10,881

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the years ended December 31,
	2008	2009	2010	2010
	RMB	RMB	RMB	US$
Cash flows from operating activities:
Net income	50,184	99,418	73,265	11,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,565	29,489	53,126	8,049
Amortization of acquired intangible assets	16,280	20,596	39,470	5,980
Amortization of land use rights	1,908	2,639	3,534	535
Share-based compensation	15,851	16,206	7,845	1,189
(Gain) loss on disposal of property and equipment	(37)	1,364	684	104
Earnings in equity investments	441	1,687	101	15
Write-down of inventory	262	276	-	-
Gain on termination of discontinued operation	-	-	(1,280)	(194)
Gain on disposal of acquired intangible assets	-	(1,552)	-	-
Impairment loss on cost method investment	8,500	436	-	-
Impairment loss on acquired intangible assets	14,500	-	-	-
Impairment loss of non-current advance	-	-	59,842	9,067
Gain on disposal of subsidiary	-	(1,228)	-	-
Gain on disposal of cost method investment	-	-	(2,123)	(322)
Change in fair value of contingent consideration-prior year	-	-	(9,417)	(1,427)
Changes in assets and liabilities:
Accounts receivable	1,927	(20,298)	(4,790)	(726)
Inventory	334	(243)	393	60
Prepaid expenses and other current assets	(1,566)	(8,910)	(21,086)	(3,195)
Non-current deposits and prepayments	1,746	(1,491)	8,162	1,237
Amounts due from related parties	760	(3,900)	2,950	447
Accounts payable	(11,163)	4,594	6,136	930
Accrued expenses and other current liabilities	22,813	(11,669)	(2,839)	(430)
Deferred revenues	51,172	(16,287)	103,426	15,671
Amounts due to related parties	1,127	(1,127)	-	-
Income taxes payable	13,844	18,137	25,175	3,814
Deferred tax assets	-	(270)	(1,413)	(214)
Deferred tax liabilities	(2,266)	(3,463)	(8,423)	(1,276)
Unrecognized tax benefits	9,883	10,683	19,833	3,005
Net cash provided by operating activities	213,065	135,087	352,571	53,420

Cash flows from investing activities:
Purchase of cost method investment	(3,000)	-
Advances to related party	(26,294)	(20,309)	-	-
Repayment from advances to related party	35,991	32,611	-	-
Deposits for business acquisition	(19,000)	-	-	-
Return of deposit for business acquisition	19,000	-	-	-
Purchase of property and equipment	(56,351)	(41,280)	(100,377)	(15,209)
Purchase of subsidiaries, net of cash acquired	(465,507)	(221,887)	(340,260)	(51,555)
Term deposits	227,768	(138,000)	(197,000)	(29,848)
Advance from disposal of intangible assets	-	1,000	-	-
Disposal of intangible assets	-	6,000	-	-
Disposal of property and equipment	244	51	-	-
Deposit for investment	-	(3,000)	-	-
Cash contribution from minority interest			20,000	3,030
Acquisition of brand name usage right	-	-	-	-
Net cash spent on disposal of discontinued operation	-	(683)	-	-
Net cash used in investing activities	(287,149)	(385,497)	(617,637)	(93,582)

CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(In thousands)

	For the years ended December 31,
	2008	2009	2010	2010
	RMB	RMB	RMB	US$
Cash flows from financing activities:
Deferred consideration paid for acquisition of subsidiary	-	(4,150)	(20,540)	(3,112)
Proceeds from share offering, net of issuance costs	64,236	297,351	232,971	35,299
Other borrowings raised	5,998	10,850	93,500	14,167
Bank borrowings raised	-	70,000	136,000	20,606
Bank borrowings repaid			(168,400)	(25,515)
Guarantee deposit paid	-	(3,000)	(1,000)	(151)
Repayment of other borrowings	(11,501)	(11,747)	(92,200)	(13,970)
Repayment of capital lease obligation	-	-	(1,323)	(200)
Exercise of warrants and issuance of restricted shares of common stock, net of issuance costs (Note 18)	98,510	-

Net cash provided by (used in) financing activities	155,941	358,113	179,008	27,124
Effect of foreign exchange rate changes	(336)	(189)	2,833	428
Net (decrease) increase in cash and cash equivalents	81,521	107,514	(86,058)	(13,038)
Less: cash and cash equivalents in assets held for sale	-	(17)	-	-
Cash and cash equivalents at beginning of the year	138,610	220,131	327,628	49,641
Cash and cash equivalents at end of the year	220,131	327,628	244,403	37,031

Non-cash investing and financing activities:
Payable assumed in purchase of property and equipment	23,189	49,335	30,609	4,638
Inception of capital leases	3,784	-	-	-
Non-current advance used to acquire NCI	-	-	40,000	6,061
Consideration payable for acquisition of subsidiaries	4,150	30,482	78,721	11,927
Receivable from disposal of subsidiaries	-	100	-	-
Issuance of restricted shares of common stock for acquisition of additional interests in subsidiary	-	135,000	-	-

Supplemental cash flow information:
Interest paid (net of amount capitalized of RMB1,421 and RMB8,832 in 2009 and 2010, respectively)	2,575	7,988	13,679	2,073
Income taxes paid	3,846	5,014	3,281	497

Non-GAAP Figures

	3 months ended	3 months ended	%change
	31/12/2010	31/12/2009	+/(-)
	US$'000	US$'000
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	(5,065)	2,830	(278.98)
Share-based Compensation	200	494	(59.51)
Amortization of Acquired Intangible Assets	1,854	1,289	43.83
Impairment loss on non-current advance	9,067	-
Adjusted Net Income (non-GAAP)	6,056	4,613	31.28
Adjusted Net Margin (non-GAAP)	23.5%	28.0%
Adjusted Diluted EPS (Non-GAAP)	0.12	0.12	0.00

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	(5,065)	2,830	(278.98)
Depreciation	2,469	1,650	49.64
Amortization of Acquired Intangible Assets	1,854	1,289	43.83
Amortization of Land Use Rights	155	98	58.16
Share-based Compensation	200	494	(59.51)
Impairment loss on non-current advance	9,067	-
Interest Income	(574)	(205)	180.00
Interest Expesne	463	353	31.16
Provision for income taxes	1,672	1,303	28.32
Earnings in equity investments	2	47	(95.74)
Net income attributable to noncontrolling interest	4	58	(93.10)
Adjusted EBITDA (non-GAAP)	10,247	7,917	29.43
Adjusted EBITDA Margin (non-GAAP)	39.8%	48.0%

			YoY
	12 months ended	12 months ended	%change
	31/12/2010	31/12/2009	+/(-)
	US$'000	US$'000
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	10,881	13,541	(19.64)
Share-based Compensation	1,189	2,383	(50.10)
Amortization of Acquired Intangible Assets	5,980	3,029	97.42
Impairment loss of non-current advance	9,067	-
Adjusted Net Income (non-GAAP)	27,117	18,953	43.07
Adjusted Net Margin (non-GAAP)	34.8%	37.2%
Adjusted Diluted EPS (Non-GAAP)	0.56	0.53	5.66

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	10,881	13,541	(19.64)
Depreciation	8,049	4,337	85.59
Amortization of Acquired Intangible Assets	5,980	3,029	97.42
Amortization of Land Use Rights	535	388	37.89
Share-based Compensation	1,189	2,383	(50.10)
Impairment loss on non-current advance	9,067	-
Interest Income	(2,137)	(1,223)	74.73
Interest Expesne	2,073	1,175	76.43
Provision for income taxes	5,844	4,404	32.70
Earnings in equity investments	15	248	(93.95)
Net income attributable to noncontrolling interest	220	1,079	(79.61)
Adjusted EBITDA (non-GAAP)	41,715	29,361	42.08
Adjusted EBITDA Margin (non-GAAP)	53.6%	57.6%